Exhibit 99.1

Eton Pharmaceuticals Reports Third Quarter 2025 Financial Results

●	Q3 2025 product sales of $22.5 million, representing 129% growth over Q3 2024 and the 19th straight quarter of sequential product sales growth
●	Q3 2025 basic and fully diluted GAAP EPS of $(0.07), non-GAAP fully diluted EPS of $0.04, and Adjusted EBITDA of $2.9 million
●	ET-600 NDA accepted for review, assigned PDUFA date of February 25, 2026
●	GALZIN® launch ahead of plan; exceeded previous year-end target of 200 active patients
●	Held positive FDA meeting clarifying pathway to KHINDIVI™ label expansion
●	Submitted proposed clinical study to support INCRELEX® label expansion
●	Generated $12.0 million of cash from operations in the quarter
●	Management to hold conference call today at 4:30pm ET

DEER PARK, Ill., November 6, 2025 (GLOBE NEWSWIRE) -- Eton Pharmaceuticals, Inc (“Eton” or “the Company”) (Nasdaq: ETON), an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases, today reported financial results for the quarter ended September 30, 2025.

“The third quarter was another stellar period for Eton with product sales growing 129% year over year. The impressive results came from strong contributions across our diversified portfolio – ALKINDI SPRINKLE and Carglumic Acid produced strong year over year growth, and INCRELEX and GALZIN delivered major revenue contributions. Both of these recently acquired brands have been reinvigorated with our substantial new investments, including meaningful increases in patient support and education. Our activities with INCRELEX and GALZIN have resonated with the community, improving patient experience and broadening awareness. Both products continue to track ahead of our original expectations,” said Sean Brynjelsen, CEO of Eton Pharmaceuticals.

“In addition to our strong commercial performance, we continued to advance our pipeline programs and received favorable news when our New Drug Application (NDA) for ET-600 was accepted for review by the FDA and assigned a Prescription Drug User Fee Act (PDUFA) date of February 25, 2026. With ET-600, we are excited about the potential to address a significant unmet need within the pediatric endocrinology community, and we have begun full launch preparation activities, eyeing a potential launch in the first quarter of 2026. During the quarter we also held a meeting with the FDA and believe we have reached alignment on a path to broaden the KHINDIVI label,” continued Brynjelsen.

“2025 has been a transformational year for Eton. We look forward to closing it out with strong momentum that can propel us to an even more impressive 2026. In addition to continued growth from key products ALKINDI, INCRELEX, GALZIN, and KHINDIVI, we expect to launch ET-600, progress the label expansion programs for KHINDIVI and INCRELEX, and complete ET-700’s pilot clinical study,” concluded Brynjelsen.

Third Quarter and Recent Business Highlights

19th straight quarter of sequential growth in product sales and 129% growth over prior year quarter. Eton reported third quarter 2025 product sales of $22.5 million. Year-over-year revenue growth was driven primarily by continued growth in ALKINDI SPRINKLE and Carglumic Acid and the addition of revenues from INCRELEX and GALZIN.

INCRELEX relaunch continues to exceed original expectations. INCRELEX was the largest revenue contributor to Eton’s third quarter results. Since relaunching the product, the Company has made considerable progress raising awareness and expanding access to this critical treatment. Eton continues to see an attractive long-term opportunity to invest in education and awareness surrounding severe primary IGF-1 deficiency (SPIGFD), which the Company and key thought leaders believe to be underdiagnosed and undertreated. Eton is committed to expanding INCRELEX access to patients and is pursuing the harmonization of the U.S. and European Union (EU) definitions of SPIGFD as the EU definition encompasses a significantly larger patient population. The Company has submitted a meeting request to the FDA with a proposed study design to support the expanded definition and expects to receive FDA feedback in December. If favorable, Eton could initiate a study in the first half of 2026. The U.S. patient population could increase from approximately 200 to an estimated 1,000 if the EU definition is adopted in the U.S.

GALZIN relaunch seeing strong adoption and enthusiastic reception from patient and clinician community. After acquiring the product in December 2024, the Company relaunched GALZIN in March 2025. Initial patient uptake has been strong and accelerated in the third quarter as Eton’s rare disease specialists and commercial team further established and strengthened relationships with leading prescribers in the Wilson disease community. The Company recently attended and had a significant presence at the Wilson Disease Association Annual Summit as a top sponsor, where it engaged with patients and industry leaders. Eton’s entry into Wilson disease has been met with enthusiasm from patients, caregivers, and healthcare practitioners, with particular recognition for the Company’s enhanced patient support services and educational efforts.

ET-700 pilot study scheduled to initiate in the first quarter of 2026. The Company is scheduled to begin its proof-of-concept positron emission tomography (PET) study in the first quarter of 2026 and anticipates having results in mid-2026. The study is expected to validate the efficacy of the Company’s propriety, patent-pending extended-release formulation, and if positive, would support the initiation of a dose ranging and pivotal clinical trial in late 2026 or early 2027.

ALKINDI SPRINKLE continues to post strong sequential and year-over-year growth. ALKINDI SPRINKLE delivered strong sequential and year-over-year growth in both revenue and patients on treatment, boosted by strong output from its sales force that is now entirely dedicated to pediatric endocrinology. Eton and ALKINDI had a presence at key endocrinology events in the third quarter, including ENDO, the Endocrine Society Annual Meeting. In the fourth quarter, the Company will be presenting or participating in the CARES Foundation Annual Conference and Patient Advisory Summit, SCOPE (Southern California Organization of Pediatric Endocrinologists), SPES (Southern Pediatric Endocrinology Society), AAP (American Academy of Pediatrics) and ILACE (Illinois Association of Clinical Endocrinology).

Successful FDA meeting regarding development of revised KHINDIVI formulation. While initial feedback from patients and caretakers has been favorable, the age restriction on KHINDIVI’s label has limited its adoption. The product’s current approved indication is for patients age five and above, but the largest unmet need for precision dosing and liquid dosage is in the infant and toddler population under five years old. In September, Eton met with the FDA to discuss a pathway for the company’s revised KHINDIVI formulation with lower levels of inactive ingredients. The agency indicated an openness to expanding the indicated age and requested the Company conduct a bioequivalence study comparing the two formulations. The bioequivalence study is scheduled to initiate by January 2026, which would allow for the revised formulation to be submitted as a supplement to the existing NDA in the second quarter of 2026. The FDA indicated a 10-month review for the submission, leading to a potential early 2027 approval. The company expects product adoption to significantly increase once approved for younger patients.

NDA for ET-600 accepted for review by the FDA. In July, ET-600’s NDA was accepted for review by the FDA and assigned a PDUFA target action date of February 25, 2026. The Company has scheduled the production of launch inventory for the fourth quarter in preparation for a commercial launch shortly after the anticipated approval. Pre-launch marketing activities are underway. The Company recently held an ET-600 advisory meeting with leading healthcare practitioners within the pediatric endocrinology community, and patients and healthcare providers continue to express excitement for the product.

Third Quarter Financial Results

Net Revenue: Net revenues for the third quarter of 2025 were $22.5 million compared with $10.3 million in the prior year period, an increase of 118%.

Net product revenues for the third quarter of 2025 were $22.5 million compared with $9.8 million in the prior year period, an increase of 129%. The growth was driven primarily by increased sales of ALKINDI SPRINKLE and Carglumic Acid and the addition of sales from INCRELEX and GALZIN.

$0.9 million of product revenue was from the sale of finished product inventory to Ipsen S.A. (“Ipsen”) and Esteve Pharmaceuticals, S.A. (“Esteve”) and transition services to facilitate the ownership transition of INCRELEX in certain European countries and is expected to be non-recurring. $2.4 million of revenue was derived from an initial loading order of semi-finished INCRELEX inventory to Esteve. The Company previously entered into a long-term supply agreement with Esteve and expects such semi-finished good purchases to continue on an annual or semi-annual basis.

Gross Profit: Gross profit for the third quarter of 2025 was $7.9 million compared with $6.3 million in the prior year period, an increase of 25%. Gross profit was negatively impacted by costs related to the transition of the ex-U.S. distribution of INCRELEX. Of total cost of goods sold (COGS) expense in the quarter, $1.4 million was due to sales commissions to Ipsen related to transition services. $1.9 million of COGS expense was finished product inventory sold to Ipsen and Esteve to facilitate the ownership transition. Marketing authorizations have now been transferred in key European countries and the company expects transition related costs to decline significantly in the fourth quarter and cease completely by mid-2026. An additional $4.1 million of COGS expense was from the initial loading order of semi-finished goods to Esteve to support future in-market sales.

Adjusted gross profit, which adjusts for the impact of acquired inventory step-up adjustments and intangible amortization, was $10.2 million in the third quarter of 2025, representing an adjusted gross margin of 45% compared to adjusted gross profit of $6.6 million and adjusted gross margin of 64% in the prior year period. Adjusted gross margin in the quarter was negatively impacted by INCRELEX ex-US related costs. The Company expects to report fourth quarter adjusted gross margin of approximately 70%.

Research and Development (R&D) Expenses: R&D expenses for the third quarter of 2025 were $1.1 million compared to $0.5 million in the prior year period, due primarily to increased expenses associated with the Company’s ET-700 and ET-800 development activities.

General and Administrative (G&A) Expenses: G&A expenses for the third quarter of 2025 were $8.1 million compared to $5.3 million in the prior year period, due primarily to an increase in product advertising and launch-year promotional expenses, higher stock-based compensation expense, and an increase in compensation and benefit expenses due to an increase in general and administrative headcount.

Adjusted G&A expense, which removes share-based compensation, transaction-related costs, and other one-time expenses, was $6.9 million in the quarter, compared with $4.3 million the prior year period. The Company expects Adjusted G&A expenses to remain flat or decline in the fourth quarter of 2025.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA): Adjusted EBITDA for the third quarter of 2025 was $2.9 million and was negatively impacted by the INCRELEX ex-US related costs. Adjusted EBITDA was $2.0 million in the prior year period.

Net Income/Loss: Net loss for the third quarter of 2025 was $1.9 million or $0.07 per diluted share compared to net income of $0.6 million or $0.02 per diluted share in the prior year period.

On a non-GAAP basis, the Company reported net income of $1.5 million or $0.04 per diluted share, for the third quarter of 2025 compared to net income of $1.9 million, or $0.07 per diluted share in the prior year period.

For a reconciliation of GAAP net loss to Earnings Before Interest, Taxes, Depreciation and Amortization EBITDA (“EBITDA”), Adjusted EBITDA and adjusted Non-GAAP basic and fully diluted earnings per share to the most directly comparable GAAP financial measure, please see the tables below.

Cash Position: As of September 30, 2025, the Company had cash and cash equivalents of $37.1 million and generated $12.0 million of operating cash flow during the quarter. During the quarter, Eton received a $4.3 million cash payment for the INCRELEX ex-U.S. licensing agreement executed in the first quarter.

Conference Call and Webcast Information

As previously announced, Eton Pharmaceuticals will host its third quarter 2025 conference call as follows:

Date:	November 6, 2025
Time:	4:30 p.m. ET (3:30 p.m. CT)
Participant Webcast Link:	Click Here
Participant Call Link:	Click Here

In addition to taking live questions from participants on the conference call, management will be answering emailed questions from investors. Investors can email questions to: investorrelations@etonpharma.com.

The live webcast can be accessed on the Investors section of Eton’s website at https://ir.etonpharma.com/. An archived webcast will be available on Eton’s website approximately two hours after the completion of the event and for 30 days thereafter.

* Conference call participants should register to obtain their dial-in and passcode details.  Please be sure to register using a valid email address.

About Eton Pharmaceuticals

Eton is an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases. The Company currently has eight commercial rare disease products: KHINDIVI™, INCRELEX®, ALKINDI SPRINKLE®, GALZIN®, PKU GOLIKE®, Carglumic Acid, Betaine Anhydrous, and Nitisinone. The Company has five additional product candidates in late-stage development: ET-600, Amglidia®, ET-700, ET-800 and ZENEO® hydrocortisone autoinjector. For more information, please visit our website at www.etonpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the expected ability of Eton to undertake certain activities and accomplish certain goals and objectives. These statements include but are not limited to statements regarding Eton’s business strategy, Eton’s plans to develop and commercialize its product candidates, the safety and efficacy of Eton’s product candidates, Eton’s plans and expected timing with respect to regulatory filings and approvals, and the size and growth potential of the markets for Eton’s product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Eton’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Eton’s development programs and financial position are described in additional detail in Eton’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Eton undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Non-GAAP Financial Measures

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA, an unaudited financial measure that is not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA is considered a “non-GAAP” financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA provides meaningful supplemental information regarding the Company’s performance because (i) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) it excludes the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) it is used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the way they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

Adjusted EBITDA

The Company defines Adjusted EBITDA as net loss, excluding the effects of stock-based compensation and expenses, interest, taxes, depreciation, amortization, investment loss, net, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net loss. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net loss as a measure of operating performance or to net cash provided by (used in) operating, investing, or financing activities as a measure of ability to meet cash needs.

Investor Relations:
Lisa M. Wilson, In-Site Communications, Inc.
T: 212-452-2793

E: lwilson@insitecony.com

Eton Pharmaceuticals, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the three months ended		For the nine months ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024
Revenues:
Licensing revenue	$—	$500	$3,286	$500
Product sales and royalties, net	22,459	9,824	55,383	26,864
Total net revenues	22,459	10,324	58,669	27,364

Cost of sales:
Licensing revenue	—	270	825	270
Product sales and royalties	14,604	3,752	28,204	10,159
Total cost of sales	14,604	4,022	29,029	10,429

Gross profit	7,855	6,302	29,640	16,935

Operating expenses:
Research and development	1,112	505	5,985	4,126
General and administrative	8,106	5,288	26,963	16,035
Total operating expenses	9,218	5,793	32,948	20,161

Loss (income) from operations	(1,363)	509	(3,308)	(3,226)

Other expense:
Interest and other expense, net	(592)	(8)	(2,664)	(71)

(Loss) income before income tax expense	(1,955)	501	(5,972)	(3,297)

Income tax (benefit) expense	(28)	(126)	112	(72)

Net (loss) income	$(1,927)	$627	$(6,084)	$(3,225)
Net (loss) income per share, basic and diluted	$(0.07)	$0.02	$(0.23)	$(0.12)
Weighted average number of common shares outstanding, basic and diluted	26,893	25,900	26,891	25,814
Net income (loss) per share, diluted	$(0.07)	$0.02	$(0.23)	$(0.12)
Weighted average number of common shares outstanding, diluted	26,893	26,550	26,891	25,814

Eton Pharmaceuticals, Inc.

Balance Sheets

(In thousands, except share and per share amounts)

	September 30, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,121	$14,936
Accounts receivable, net	13,082	5,361
Inventories, net	16,855	15,232
Prepaid expenses and other current assets	4,942	5,492
Total current assets	72,000	41,021

Property and equipment, net	294	34
Intangible assets, net	31,878	34,881
Operating lease right-of-use assets, net	319	175
Other long-term assets, net	19	12
Total assets	$104,510	$76,123

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,259	$4,167
Short-term debt, net of discount	2,776	—
Accrued Medicaid rebates	18,031	6,866
Accrued liabilities	9,117	8,914
Total current liabilities	44,183	19,947

Long-term debt, net of discount and including accrued fees	27,591	29,811
Operating lease liabilities, net of current portion	480	107
Long-term inventory payable	5,188	—
Other long-term liabilities	3,942	1,830
Total liabilities	81,384	51,695

Commitments and contingencies

Stockholders’ equity
Common stock, $0.001 par value; 50,000,000 shares authorized; 26,817,535 and 26,709,084 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	27	27
Additional paid-in capital	137,076	132,294
Accumulated deficit	(113,977)	(107,893)
Total stockholders’ equity	23,126	24,428

Total liabilities and stockholders’ equity	$104,510	$76,123

Eton Pharmaceuticals, Inc.

Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended	Nine months ended
	September 30, 2025	September 30, 2024
Cash flows from (used in) operating activities
Net loss	$(6,084)	$(3,225)

Adjustments to reconcile net loss to net cash from operating activities:
Stock-based compensation	4,388	2,383
Depreciation and amortization	3,027	791
Inventory step-up	3,673	—
Non-cash lease expense	35	53
Debt discount amortization and non-cash interest expenses	521	70
Changes in operating assets and liabilities:
Accounts receivable	(7,721)	(2,179)
Inventories	(5,295)	(1,027)
Prepaid expenses and other assets	550	171
Accounts payable	10,092	836
Accrued Medicaid rebates	11,165	4,420
Accrued liabilities	585	(559)
Other non-current assets and liabilities	7,139	—
Net cash from (used in) operating activities	22,075	1,734

Cash flows from (used in) investing activities
Purchases of product license rights	—	(1,868)
Purchases of property and equipment	(284)	(14)
Net cash from (used in) investing activities	(284)	(1,882)

Cash flows from (used in) financing activities
Repayment of long-term debt	—	(1,155)
Proceeds from stock option exercises	394	176
Net cash from (used in) financing activities	394	(979)

Change in cash and cash equivalents	22,185	(1,127)
Cash and cash equivalents at beginning of period	14,936	21,388
Cash and cash equivalents at end of period	$37,121	$20,261

Supplemental disclosures of cash flow information
Cash paid for interest	$2,395	$525
Cash paid for income taxes	$117	$181

Eton Pharmaceuticals, Inc.

Adjusted non-GAAP EBITDA Calculation and US GAAP to Non-GAAP Reconciliation

(in thousands, except per share amounts)

(Unaudited)

	For the three months ended		For the nine months ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024
GAAP net income (loss)	$(1,927)	$627	$(6,084)	$(3,225)
Depreciation (1)	8	12	24	38
Intangible amortization expense (2)	1,001	267	3,003	753
Interest expense (including debt discount amortization and non-cash interest expenses)	1,212	211	3,573	672
Income tax expense (benefit)	(28)	(126)	112	(72)
EBITDA	$266	$991	$628	$(1,834)
Other non-GAAP adjustments:
Inventory step-up expense (3)	1,324	—	3,673	—
Stock-based compensation (4)	1,092	722	4,388	2,383
Severance expense (5)	—	—	335	—
Acquisition/divestiture-related costs (6)	190	275	574	275
Total of Other non-GAAP adjustments	2,606	997	8,970	2,658
Adjusted EBITDA	$2,872	$1,988	$9,598	$824

GAAP income (loss) before income tax	$(1,955)	$501	$(5,972)	$(3,297)
Non-GAAP adjustments:
Depreciation (1)	8	12	24	38
Intangible amortization expense (2)	1,001	267	3,003	753
Inventory step-up expense (3)	1,324	—	3,673	—
Share-based compensation (4)	1,092	722	4,388	2,383
Severance expense (5)	—	—	335	—
Divestiture-related costs (6)	190	275	574	275
Total pre-tax non-GAAP adjustments	3,615	1,276	11,997	3,449
Income tax effect of pre-tax non-GAAP adjustments (7)	177	(118)	607	(45)
Total non-GAAP adjustments	3,438	1,394	11,390	3,494
Non-GAAP Net Income	$1,483	$1,895	$5,418	$197

Weighted average number of common shares outstanding, basic	26,893	25,900	26,891	25,814
Weighted average number of common shares outstanding, diluted	31,137	26,550	31,014	26,412

GAAP (loss) income per share - Basic	$(0.07)	$0.02	$(0.23)	$(0.12)
Non-GAAP adjustments	0.13	0.05	0.42	0.14
Non-GAAP earnings per share - Basic	$0.06	$0.07	$0.19	$0.02

GAAP (loss) income per share - Basic	$(0.07)	$0.02	$(0.23)	$(0.12)
Non-GAAP adjustments	0.11	0.05	0.37	0.13
Non-GAAP earnings per share - Diluted	$0.04	$0.07	$0.14	$0.01

(1)	Represents depreciation expense related to our property and equipment.
(2)	Intangible amortization expenses are associated with our intellectual property rights related to INCRELEX®, GALZIN®, PKU GOLIKE®, Carglumic Acid, Betaine Anhydrous and Nitisinone.
(3)

During the three and nine months ended September 30, 2025, we recognized in cost of sales $1,324 and $3,673, respectively, for inventory step-up expense primarily attributable to INCRELEX® inventory revalued in connection with this product acquisition.

(4)

Represents share-based compensation expense associated with our stock option and restricted stock unit stock unit grants to our employees and non-employee directors and our employee share purchase plan.

(5)	Represents severance and benefit expenses associated with role redundancy within commercial operations during the first quarter of 2025.
(6)	Represents legal expense and other divestiture-related costs associated with the out-licensing of the INCRELEX® commercial rights in territories outside of the U.S.
(7)

Income tax adjustments on pre-tax non-GAAP adjustments represent the estimated income tax impact of each pre-tax non-GAAP adjustment based on the effective income tax rate for the period as the Company is in a full income tax valuation allowance position and the income tax adjustments on a pre-tax non-GAAP adjustment is commensurate with the performance measure.

Eton Pharmaceuticals, Inc.

Third Quarter 2025 GAAP to Non-GAAP Net Income (Loss) Reconciliation

(in thousands, except per share amounts)

(Unaudited)

	GAAP	Depreciation and Intangible Amortization	Inventory Step-Up Expense	Stock Based Compensation	Divestiture Related Costs	Non-GAAP
Revenues:
Licensing revenue	$0	$—	$—	$—	$—	$—
Product sales and royalties	22,459	—	—	—	—	22,459
Total net revenues	22,459	—	—	—	—	22,459

Cost of sales:
Licensing revenue	—	—	—	—	—	—
Product sales and royalties	14,604	(1,001)	(1,324)	—	—	12,279
Total cost of sales	14,604	(1,001)	(1,324)	—	—	12,279

Gross profit	7,855	1,001	1,324	—	—	10,180

Operating expenses:
Research and development	1,112	—	—	(38)	—	1,074
General and administrative	8,106	(8)	—	(1,054)	(190)	6,854
Total operating expenses	9,218	(8)	—	(1,092)	(190)	7,928

(Loss) income from operations	(1,363)	1,009	1,324	1,092	190	2,252

Other expense:
Interest and other expense, net	(592)	—	—	—	—	(592)

(Loss) income before income tax expense	(1,955)	1,009	1,324	1,092	190	1,660

Income tax (benefit) expense	(28)	57	75	62	11	177

Net (loss) income	$(1,927)	$952	$1,249	$1,030	$179	$1,483
Net (loss) income per share, basic	$(0.07)	$0.03	$0.05	$0.04	$0.01	$0.06
Net (loss) income per share, diluted	$(0.07)	$0.03	$0.04	$0.03	$0.01	$0.04

Weighted average number of common shares outstanding, basic	26,893
Weighted average number of common shares outstanding, diluted	31,137

Eton Pharmaceuticals, Inc.

YTD 2025 GAAP to Non-GAAP Net Income (Loss) Reconciliation

(in thousands, except per share amounts)

(Unaudited)

	GAAP	Depreciation and Intangible Amortization	Inventory Step-Up Expense	Stock Based Compensation	Severance Expense	Divestiture Related Costs	Non-GAAP
Revenues:
Licensing revenue	$3,286	$—	$—	$—	$—	$—	$3,286
Product sales and royalties	55,383	—	—	—	—	—	55,383
Total net revenues	58,669	—	—	—	—	—	58,669

Cost of sales:
Licensing revenue	825	—	—	—	—	—	825
Product sales and royalties	28,204	(3,003)	(3,673)	—	—	—	21,528
Total cost of sales	29,029	(3,003)	(3,673)	—	—	—	22,353

Gross profit	29,640	3,003	3,673	—	—	—	36,316

Operating expenses:
Research and development	5,985	—	—	(120)	—	—	5,865
General and administrative	26,963	(24)	—	(4,268)	(335)	(574)	21,762
Total operating expenses	32,948	(24)	—	(4,388)	(335)	(574)	27,627

(Loss) income from operations	(3,308)	3,027	3,673	4,388	335	574	8,689

Other expense:
Interest and other expense, net	(2,664)	—	—	—	—	—	(2,664)

(Loss) income before income tax expense	(5,972)	3,027	3,673	4,388	335	574	6,025

Income tax expense	112	125	152	181	14	24	607

Net (loss) income	$(6,084)	$2,902	$3,521	$4,207	$321	$550	$5,418
Net (loss) income per share, basic	$(0.23)	$0.11	$0.13	$0.15	$0.01	$0.02	$0.19
Net (loss) income per share, diluted	$(0.23)	$0.09	$0.11	$0.14	$0.01	$0.02	$0.14

Weighted average number of common shares outstanding, basic	26,891
Weighted average number of common shares outstanding, diluted	31,014